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Exhibit 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 17, 2000 on the financial statements of Vitamins.com, Inc. as of December 31, 1999 and 1998, and for the three years in the period ended December 31, 1999 (which contain an explanatory paragraph regarding Vitamins.com, Inc.'s ability to continue as a going concern) included in HealthCentral.com's Annual Report on Form 10-K for the year ended December 31, 2000 and to all references to our Firm included in this registration statement.

                                   /s/ ARTHUR ANDERSEN LLP
Vienna, Virginia
April 10, 2001